Exhibit 99.1



For Immediate Release

          ATMI PARTNERS EMOSYN BUSINESS WITH SILICON STORAGE TECHNOLOGY

      DANBURY, CT -- September 13, 2004 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced that it has sold its Emosyn smart card business to Silicon Storage Technology, Inc. (NASDAQ: SSTI) through a newly formed subsidiary, Emosyn International. Emosyn International is to be jointly held by SST (83.6%) and ATMI (16.4%).

      Emosyn International, with approximately 40 employees, will operate as a separate entity, designing and developing leading edge integrated circuits
(ICs) for the smart card market based on SST's SuperFlash technology. Emosyn will continue to have a research and development center in Silicon Valley, a marketing and application office in the United Kingdom, and an office in Singapore for marketing and applications support.

      Gene Banucci, Chief Executive Officer of ATMI, said, "We are very excited about our alliance with SST. In addition to the fact that they are a terrific company with outstanding flash memory technology, we believe this is the optimal pathway for ATMI both to focus on our materials-based strategy and to maintain the opportunity to generate shareholder value from our Emosyn investment."

      Dan Sharkey, ATMI Chief Financial Officer, said, "ATMI will realize an immediate gain on the sale of the Emosyn assets, while generating additional cash for our already strong balance sheet. As far as our Technologies divestment initiative is concerned, we are now at the point where five of the six Technologies businesses in the ATMI portfolio have been divested. Thus we remain on track to complete this initiative by year-end."

      The names and marks referenced in this press release are the property of their respective owners. SuperFlash is a registered trademark of Silicon Storage Technology, Inc.


      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions including, but not limited to, changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity, or implementing any strategy, including resolution of the various discontinued elements of ATMI's Technologies segment; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation publicly to update or to revise any forward-looking statements, whether because of new information, future events or otherwise.

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For more information contact:
      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com
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